Exhibit 99.1

AMERON TO SELL TAMCO OWNERSHIP

PASADENA, Calif.--(BUSINESS WIRE)--Sept. 15, 2010--Ameron International Corporation (NYSE: AMN) announced today the signing of a definitive agreement to sell its 50% ownership of TAMCO, an unconsolidated affiliate, to Gerdau Ameristeel US Inc. for $82.5 million in cash, before transaction costs and working capital adjustments. TAMCO’s other two shareholders, Mitsui & Co. (U.S.A.), Inc. and Tokyo Steel Manufacturing Co., Ltd., also agreed to sell the remaining 50% interest in TAMCO to Gerdau for an additional $82.5 million. Houlihan Lokey is assisting as investment banker for the transaction. The sale is subject to customary closing conditions, including a Hart-Scott-Rodino filing, and is expected to be completed within approximately 45 days.

TAMCO is a leading mini-mill that manufactures steel rebar primarily for markets in California, Arizona and Nevada. Located in Rancho Cucamonga, California, TAMCO is one of the largest rebar mills in the western U.S.  TAMCO, which struggled in the last couple years due to the economic recession and the weak construction markets in the West, had sales of $85.7 million and $366.0 million in 2009 and 2008, respectively. TAMCO’s after-tax losses totaled $12.0 million in 2009, compared to net income of $22.9 million in 2008. Ameron’s investment in TAMCO was $30.5 million as of August 30, 2010. Ameron is expected to realize a pretax gain of approximately $50.0 million and net cash proceeds of approximately $60.0 million. The Company will be reviewing cash deployment strategies for the proceeds, including pursuing acquisitions within its core business units or in closely-related businesses, evaluating various internal investment alternatives and other financial options.

James S. Marlen, Ameron’s Chairman, President and Chief Executive Officer, stated, “Ameron began evaluating the strategic alternatives for TAMCO in late 2008 due to the long-term demand forecasted for the steel rebar market in the West and, importantly, the shift in competitive dynamics that occurred in the past few years. We concluded that the potential of TAMCO would be more fully realized under the ownership of a full-line, vertically-integrated steel company such as Gerdau. Ameron began divestiture discussions with leading strategic buyers in 2009 and engaged Houlihan Lokey once it was determined that there was sufficient interest to conduct an auction.”

Mr. Marlen concluded, “Ameron has had a very successful investment in TAMCO for many years, and we have enjoyed a rewarding relationship with TAMCO’s other shareholders – Mitsui and Tokyo Steel. I thank them for their support over the years. Overall, from a strategic standpoint, the divestiture of TAMCO makes good business sense; from a financial standpoint, we were successful in executing a transaction that should be favorable for both the sellers and the buyer.”

“Going forward, we will concentrate on growing the Company in closely-related businesses, principally core pipe systems for the transmission of water and corrosive fluids and gases and related infrastructure products.”

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Contacts:
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone:   626-683-4000